EX-99.77C  VOTES

Shareholder Voting Results

     On April 28, 2000, a special meeting of shareholders of Advantus Index 500 Fund, Inc. was held. Shareholders of record on February 28, 2000, were entitled to vote on the proposals described below.

(1)  To elect a Board of Directors as follows:

                                                   Votes            Votes
Director                                            For           Withheld

Charles E. Arner                                 2,248,194         88,606
Ellen S. Berscheid                               2,250,575         86,225
Ralph D. Ebbott                                  2,248,484         88,316
Frederick P. Feuerherm                           2,251,060         85,740
William N. Westhoff                              2,251,060         85,740

(2) To approve the elimination or modification of the following investment policies for:

                                             Votes         Votes       Votes
                                              For         Against    Withheld

A.  Modify policy regarding borrowing
and the issuance of senior securities       1,588,183      24,622     104,064

B.  Modify policy regarding concentration
in a particular industry                    1,593,786      18,733     104,350

C.  Modify policy regarding investments
in real estate and commodities              1,593,414      19,385     104,070

D.  Modify policy regarding lending         1,593,336      19,448     104,086

E.  Eliminate policy restricting
the pledging of assets                      1,591,278      21,814     103,778

F.  Eliminate policy restricting
margin purchases and short sales            1,584,350      31,418     101,101

G.  Eliminate policy prohibiting
transactions with affiliates                1,593,982      19,540     103,348

H.  Eliminate policy prohibiting
participation in a joint trading
account                                     1,594,369      18,105     104,394

I.  Eliminate policy prohibiting
options transactions                        1,586,226      26,315     104,329

(3)  To approve an amendment to the
investment advisory agreement between
the Fund and Advantus Capital Management,
Inc., as described in the proxy statement   1,597,855      11,263     107,751

(4)  To ratify the selection of KPMG LLP
as independent public accountants for
the Fund                                    1,605,827       7,550     103,493